UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



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                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934





                                 Date of Report
               (Date of earliest event reported) February 4, 2004





                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)







              STATE OF DELAWARE                                38-0572515
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          (State or other jurisdiction of                   (I.R.S. Employer
          Incorporation or Organization)                  Identification No.)

      300 Renaissance Center, Detroit, Michigan                48265-3000
      -----------------------------------------                ----------
      (Address of Principal Executive Offices)                 (Zip Code)






        Registrant's telephone number, including area code (313) 556-5000
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



ITEM 5. OTHER EVENTS

GM Names New Regional Presidents for Europe, Asia Pacific

Burns Resigns to Join Dana Corp., Lutz to Serve as Interim President of GM Europe Henderson, Clarke, Briggs Take on New Assignments

DETROIT - Fritz Henderson will become president of GM Europe on June 1, replacing Mike Burns, who has resigned to become CEO, president and a director of Dana Corp., effective March 1, GM Chairman and CEO Rick Wagoner announced today.

Troy Clarke becomes executive vice president, GM Asia Pacific, effective immediately, to ensure a smooth transition with Henderson in advance of his appointment as president of GM Asia Pacific in Singapore on June 1. Both Henderson and Clarke retain their titles of GM group vice president.

GM Vice Chairman Bob Lutz will assume the additional responsibility of president of GM Europe on an interim basis until Henderson moves into his new assignment in Zurich, Switzerland, in June. Lutz retains his positions as GM vice chairman of product development and chairman of GM North America.

Guy Briggs, vice president of manufacturing, succeeds Clarke as GM group vice president of North America manufacturing and labor relations, effective immediately.

"We are fortunate to have executives with the breadth and depth of experience that Bob, Fritz, Troy and Guy bring to these senior leadership positions," Wagoner said.

Burns, 51, has been president of GM Europe since September 1998, responsible for all European operations, including the coordination of GM's activities with Fiat.

"Mike has led a major restructuring of our European operations, which has made significant progress under very difficult circumstances," Wagoner said. "He deserves a lot of the credit for making our joint ventures with Fiat a success, and for beginning the effort to make GM a true multi-brand franchise across Europe. He has accomplished much in his 33 years at GM, and we wish him well at Dana."

Henderson, 45, has been president of GM Asia Pacific since January 2002, after serving as president of GM Latin America, Africa and Middle East. He previously was a GM vice president and president and managing director of GM do Brasil, and a former general manager of Delphi Saginaw Steering Systems.

Henderson joined GM in 1984 as a senior analyst in the treasurer's office in New York. After holding a variety of financial assignments, he was transferred to GMAC, where he held several positions of increasing responsibility.

"Fritz is a well-rounded executive with two decades of broad, global experience," Wagoner said. "He is particularly well-qualified to lead the GM Europe team in completing their turnaround.

"I also very much appreciate Bob Lutz's willingness to go to GM Europe and lead this great organization on an interim basis. Bob has many years of outstanding experience in the European auto industry, and he'll work with the GM Europe team to accelerate their progress."

Clarke, 48, has headed North America manufacturing and labor relations since June 2002, and previously was GM vice president of labor relations, and president and managing director of GM de Mexico. He joined GM in 1973 at the Pontiac division, where he held a series of engineering and manufacturing assignments.

"Continuing our recent outstanding success in Asia Pacific is critical to GM's future, and I'm confident Troy will build on the momentum GM has seen in that region over the past several years," Wagoner said. With his appointment, Clarke will join GM's Automotive Strategy Board.

Briggs, 65, has been vice president of manufacturing since January 2001. He had planned to retire at the end of last year, but agreed to stay on to continue working on several manufacturing issues. In his new position, Briggs becomes a member of the North America Strategy Board.

Briggs is a 42-year GM veteran with a long resume of manufacturing leadership positions, including vice president and general manager of operations at the former GM Truck Group, and head of manufacturing for Saturn Corp. He joined GM at the former Flint Chevrolet assembly plant in 1961.

"Guy is a highly effective leader with a remarkable resume of experience and accomplishment in manufacturing and labor relations," Wagoner said.

General Motors Corp. (NYSE: GM), the world's largest vehicle manufacturer, employs 325,000 people globally. Founded in 1908, GM has been the global automotive sales leader since 1931. GM today has manufacturing operations in 32 countries and its vehicles are sold in 192 countries. In 2003, GM sold nearly
8.6 million cars and trucks, about 15 percent of the global vehicle market. GM's global headquarters is at the GM Renaissance Center in Detroit. More information on GM and its products can be found on the company's corporate website at www.gm.com.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          (Registrant)
Date:  February 4, 2004              By:  /s/PETER R. BIBLE.
                                     ---  ------------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)